Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust
We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-173468) and Form S-8 (File Nos. 333-163638 and 333-186324) of Pebblebrook Hotel Trust of our report dated February 18, 2014, with respect to the combined balance sheet of DP Fee Holding Co., LLC and DP Lease Holding, LLC as of December 31, 2013 and 2012, and the related combined statements of members’ equity (deficit), operations and comprehensive income and cash flows for the years then ended, which report appears as an exhibit to the December 31, 2013 annual report on Form 10-K of Pebblebrook Hotel Trust.

/s/ PKF O'Connor Davies
A Division of O’Connor Davies, LLP

New York, New York
February 18, 2014